Exhibit 8.1

SIDLEY AUSTIN LLP
787 SEVENTH AVENUE
NEW YORK, NY 10019
+1 212 839 5300
+1 212 839 5599 Fax

AMERICA • ASIA PACIFIC • EUROPE

September 30, 2025

Mercedes-Benz Retail Receivables LLC
35555 W. Twelve Mile Road, Suite 100
Farmington Hills, Michigan 48331

Re:          Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Mercedes-Benz Retail Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form SF-3, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such registration statement, as filed with the Commission on the date hereof, is referred to herein as the “Registration Statement”.

The Registration Statement relates to the offering from time to time of asset-backed notes to be issued in series (the “Notes”). As set forth in the Registration Statement, a separate trust (each, an “Issuer”) will be created for each series of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Company and an owner trustee (the “Owner Trustee”). Each Issuer will cause a series of Notes to be issued under and pursuant to a separate indenture (each, an “Indenture”) between the Issuer and an indenture trustee (the “Indenture Trustee”). The Issuer, Owner Trustee and Indenture Trustee will be identified in the prospectus for each series of Notes. The assets of each Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans.

The Notes of each series will represent obligations of the related Issuer. Asset Backed Certificates (the “Certificates”) will be issued under each Trust Agreement and will evidence the undivided ownership interest in the related Issuer. The Certificates will be subordinated to the Notes to the extent provided in the Documents (as defined below).

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

As special United States federal income tax counsel to the Company, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this letter, including (i) the form of the prospectus contained in the Registration Statement (the “Prospectus”), (ii) the form of Indenture included as an exhibit to the Registration Statement, (iii) the form of Trust Agreement included as an exhibit to the Registration Statement, (iv) the form of Sale and Servicing Agreement included as an exhibit to the Registration Statement, to be entered into among Mercedes-Benz Financial Services USA LLC (“MBFS USA”), as seller and servicer, the Issuer and the Company, (v) the form of Receivables Purchase Agreement included as an exhibit to the Registration Statement to be entered into between MBFS USA, as seller, and the Company, (vi) the form of Administration Agreement included as an exhibit to the Registration Statement to be entered into among MBFS USA, as administrator, the Company and the Indenture Trustee and (vii) the form of Underwriting Agreement included as an exhibit to the Registration Statement, to be entered into among the Company, MBFS and the underwriters or their representatives to be named therein. The documents listed in clauses (i) through (vii) above are referred to herein as the “Documents”. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Documents.

Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which our opinion is based. In addition, there can be no assurance that positions contrary to those stated herein may not be asserted by the Internal Revenue Service (the “IRS”).

In reaching our opinion, we have made such examination of law as we have deemed necessary or appropriate for the purpose of the opinion expressed below. Further, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or other means of electronic transmission and the authenticity of the originals of such latter documents. Our opinion is also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the documents relating to the transaction described in the second and third paragraphs above other than those contained in the Documents. Furthermore, our opinion is based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein, and that the issuance of the Notes and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration or list maintenance requirements of Sections 6010, 6111 or 6112 of the Code. In addition, we have assumed that the Issuer will not become a “controlled partnership” within the meaning of Treasury Regulation Section 1.385-1(c)(1).

As to any facts material to the following opinion that we did not independently establish or verify, we have relied upon statements and representations of public officials and officers and other representatives of MBFS, the Company and others.

We have advised the Company with respect to certain United States federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the heading “Material Federal Income Tax Consequences” in the Prospectus. Such description does not purport to discuss all possible United States federal United States income tax ramifications of the proposed issuance, but with respect to those United States federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. The opinion expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to update this letter or advise you of changes in legal authorities, facts (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or waiver), assumptions or documents on which this letter is based (or the effect thereof on the opinions expressed or the statements made herein) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

You should be aware that there is no assurance that the IRS would not challenge the conclusions set forth above. Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. By such consent we do not concede that we are an “expert” for the purposes of the Securities Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP